EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

The Board of DirectorsRARE
Hospitality International, Inc.

          We consent to the incorporation by reference in the registration statement Nos. 333-30046, 333-65485, 333-11983, 333-11963, 333-11969, 333-11977, 333-1028, 333-1030, 333-97711, 333-49674, and 33-57900 on Form S-8 and in the registration statement No. 333-54150 on Form S-3 of RARE Hospitality International, Inc. of our reports dated March 9, 2005, with respect to the consolidated balance sheets of RARE Hospitality International, Inc. as of December 26, 2004 and December 28, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 26, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 26, 2004 and the effectiveness of internal control over financial reporting as of December 26, 2004, which reports appear in the 2004 annual report on Form 10-K of RARE Hospitality International, Inc.

KPMG LLP
Atlanta, Georgia
March 9, 2005